Exhibit 99.1
Validus Holdings, Ltd.
Bermuda Commercial Bank Building
19 Par-la-Ville Road
Hamilton, HM 11
Bermuda
Mailing Address:
Suite 1790
48 Par-la-Ville Road
Hamilton, HM 11
Bermuda
Telephone: (441) 278-9000
Facsimile: (441) 278-9090
Website: www.validusre.bm
VALIDUS HOLDINGS ADDRESSES INACCURATE AND MISLEADING CLAIMS BY MAX CAPITAL
Hamilton, Bermuda — April 2, 2009 - Validus Holdings, Ltd. (“Validus”) (NYSE: VR) today announced that it has sent a letter to the Board of Directors of IPC Holdings, Ltd. (“IPC”) (NASDAQ: IPCR) in response to Max Capital Group’s letter to the IPC board, which was issued as a press release this morning.
“Max Capital has made a number of inaccurate statements and misleading claims designed to obfuscate the fundamental point that Validus is offering a higher value and better long term opportunity for IPC shareholders,” stated Ed Noonan, Validus’ Chairman and Chief Executive Officer. “The 8.1% increase in IPC’s share price between the announcement of Validus’ superior proposal on Tuesday morning and yesterday’s close shows that the market recognizes the superiority of our offer over a merger with Max Capital, whose performance and market position are inferior to Validus, and who brings significant balance sheet exposure to high risk assets.”
Mr. Noonan continued, “We look forward to completing this transaction, which would create a larger, better capitalized, global business, with a stronger balance sheet and leadership positions in attractive business lines.”
Presented below is the full text of the letter sent to the Board of Directors of IPC:
April 2, 2009
The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda
Dear Members of the Board:
We are writing to respond to the letter sent to you by Mr. Becker of Max Capital Group Ltd. (“Max”) dated April 2, 2009, regarding the purported benefits of the proposed combination of IPC

Holdings, Ltd. (“IPC”) with Max (pursuant to an Amalgamation Agreement between Max and IPC dated as of March 2, 2009 (the “Amalgamation Agreement”)), as compared to the benefits presented by a combination of IPC with Validus Holdings, Ltd. (“Validus”) on the terms we proposed to you in our letter dated March 31, 2009 (the “Validus Proposal”).
First, we would like to reiterate our sincere belief that the Validus Proposal is in every respect a Superior Proposal as defined in the Amalgamation Agreement. In fact, as you have undoubtedly seen, the markets have already endorsed our proposal: the IPC share price has increased significantly since the announcement of our proposal, in recognition of the fact that our proposal delivers superior value to the IPC shareholders — an irrefutable fact. Our proposal offers the IPC shareholders superior value (an 18% premium to the value of the IPC stock on the date prior to our announcement), a currency with superior trading characteristics (Validus shares trade at a premium to book value, as opposed to the Max shares, which trade at a discount to book value), less balance sheet risk, and most importantly, superior long term prospects.
Max suggests that the choice you are facing is between (i) a combined company based on a shared vision in which you, the IPC Board, can continue your stewardship, and (ii) an entity which offers you few benefits over what you have today, with no ability to continue your stewardship. We view the choice quite differently: you can choose to combine with a company which, on almost every metric, is a worse choice for your shareholders, or ours, which delivers, immediately and in the long term, superior value for your shareholders. To the extent that you, the members of the IPC Board, have an interest in continuing involvement in the affairs of the combined company, we would be happy to discuss continued Board representation with you.
Turning now to the assertions in the Max letter, we note that Max has made a number of statements which distort the facts and present an incomplete picture. We would like to respond to each of these in turn.
1.	“A combination with Max delivers 29% more tangible book value per share to IPC.” Max believes book value per share is a very important measure in our industry, and we do not disagree. The relevant question for the IPC Board, however, is not, as Max suggests, the relative percentage of book value being delivered to IPC shareholders in the two proposals, but the absolute value of the shares themselves. On this measure, the Validus proposal is clearly superior, as it offers IPC shareholders a significant premium over the current value of their shares. Moreover, Max does not explain in its letter why Max’s shares are trading at such a deep discount to its book value. We can only guess that the market assigns such a discount because of Max’s stewardship of its business or because so much of Max’s investment portfolio is tied up in risky alternative assets. Indeed, of Max’s $1.2 billion of tangible common equity, $754 million is in alternative assets, which in 2008 generated mark downs of $233 million, greater than the entirety of Max’s underwriting income, and $476 million is in non-agency asset/mortgage backed securities. We believe it is a far better value proposition for the IPC shareholders to receive Validus shares, a currency which the market values at a premium to book.

2.	“The IPC/Max Plan creates significant value for IPC shareholders.” This statement is simply incorrect. According to data calculated from the proxy statement filed by IPC on March 27, 2009, IPC’s book value per share would decrease from $33.00 to $32.30, or 2.1% as a result of the combination with Max (this obviously implies the deal is accretive to Max at your expense). That can hardly be described as the “best opportunity to deliver shareholders value.” Moreover, while it is true that the Validus proposal delivers an immediate premium for IPC shareholders, it wrong of Max to suggest that such a premium will compromise value creation for IPC shareholders in the longer term. We believe that receiving a better currency, in a stronger, better capitalized company, offers a more likely starting point for long term value creation than retaining shares in IPC, whose previously conservatively managed balance sheet will be negatively impacted by assets of questionable value in the Max/IPC combination.

3.	“Max is a truly diversified underwriting platform.” We think the relevant question for IPC is not whether its merger partner has a diversified platform, but rather the quality of that diversification. In terms of the quality of diversification, Validus offers far superior characteristics than Max, as evidenced by 2008 results for Max’s “diversified” businesses. Max’s 2008 reported 91.9% property and casualty GAAP combined ratio benefited from $107.0 million of prior-year reserve releases. The true 2008 accident-year GAAP combined ratio was 103.4%. Max’s “diversified” businesses represent diversification without profit. Max’s chief source of diversifying growth, Max US Specialty, generated a 138.5% combined ratio in 2008. Results such as those cannot create value for shareholders. Max is not a leader in any category of business, and moreover, it has chosen to focus on volatile lines of business which yield low margins. In contrast, Validus is a global leader in very profitable business lines, including marine, energy and war and terrorism. Furthermore, Max’s statement that Validus is constrained by its limited underwriting platforms is demonstrably untrue. Validus has the global licenses and other capabilities in place to write long tail insurance if and when it believes doing so would be profitable. In fact, today, Validus writes non-catastrophe business in 143 countries around the world. And, as demonstrated by Validus superior financial results and lower combined ratio, Validus does so profitably.

4.	“Max has a proven, long-term, operating history.” Max may have a longer history than Validus, but even a cursory look at the decline in Max’s book value, its weak growth, volatile results and general underperformance will quash any notion that the length of its operating history trumps the superior abilities of the deeply experienced Validus management team to generate best in class performance.

By focusing on the net loss reported by Validus based on hurricanes Ike and Gustav, Max is yet again ignoring the larger benefit of Validus’ conservative risk management and diversification. Validus assumed that the hurricane season in 2008 would generate a market loss of $18 to $21 billion, and we set our reserve levels accordingly. IPC, by contrast, assumed $14.5 billion of losses. Notwithstanding the severity of the events of that hurricane season, Validus was easily able to absorb the loss (yielding a combined ratio of 92.2%, with a corresponding combined ratio at Validus Re of 86.0%). As a result, Validus was profitable, notwithstanding the losses associated with hurricanes Gustav and Ike. Its highly touted diversification notwithstanding, Max sustained a loss for the year in excess of $200 million, demonstrating beyond a shadow of a doubt that its “greater diversification” is not a guarantee of profitability.

We at Validus believe that our diversification is of a higher quality, our underwriting decisions are made more carefully, our risks are managed more prudently, and we exercise a more conservative stewardship over our capital, all of which would inure to the long term benefit of the IPC shareholders in our proposed combination.

5.	“IPC and Max can complete an amalgamation more quickly, with greater certainty.” Max now claims (contrary to the statements it made prior to the Validus Proposal) that Max and IPC will be able to close their amalgamation in June 2009. Max freely admits, however, that it does not control the time table: the SEC must clear the proxy statement/prospectus filed by IPC, it must clear the proxy statement for Max, and the parties must obtain shareholders approval (which we believe will be difficult to do while our Superior Proposal is pending). Most importantly, the closing of the Max/IPC transaction requires regulatory approvals from several different state insurance departments in the United States. Implicit in Max’s prediction of a closing date is a presumption of the receipt of regulatory approvals, which simply cannot be taken for granted given the likely timing of regulatory review and the public hearing process. Thus there is absolutely no guarantee that the Max/IPC deal can be consummated in the second quarter. Finally, it is important for the IPC Board not to lose sight of the fact that the Amalgamation Agreement cedes to Max the power to delay the closing of a Validus/IPC combination.

Max also tries to make an issue of the fact that IPC has not had a chance to conduct due diligence on Validus. Validus would welcome the opportunity to provide IPC with customary due diligence information. Validus stands ready to respond to any requests IPC may make on an expedited basis, and would be more than happy to meet with IPC to answer any questions IPC may have about Validus, its operations, its financial health or any other matter relevant to the Board of IPC in considering Validus’ Superior Proposal. We call upon Max to permit IPC’s Board to exercise its fiduciary duties by releasing IPC from the extraordinarily restrictive prohibition in the Amalgamation Agreement which prevents it from even talking to Validus regarding the terms of its Superior Proposal.

6.	“Max’s business is complementary to IPC.” Max’s assertions that a combination of Validus and IPC would result in a loss of customers are without merit and are particularly surprising, given that Max has publicly stated its intention to significantly reduce IPC’s core reinsurance activities. As we are both aware, the current reinsurance market is in the midst of a capacity shortage. As a result, we do not believe that clients will actively seek to diversify their reinsurance placements away from our combined company. In fact, our combined financial strength and clout should only serve to make a combined Validus/IPC a “go-to” player for reinsurance placements.

7.	“Max’s complementary and diversified platform is appreciated by our ratings agencies.” We have been in dialogue with our ratings agencies with regard to our proposal. We encourage the Board of IPC to focus its attention on what the ratings agencies actually say, rather than on Max’s speculations.

8.	“Max maintains less underwriting volatility through greater diversification in its portfolio of risks.” Due to the significant investment losses Max sustained in 2008, it is unsurprising that Max is attempting to focus on underwriting volatility alone. Selectively focusing on underwriting volatility wholly ignores the other various risks and uncertainties that IPC’s shareholders would be assuming by combining with Max and its risky balance sheet. With respect to underwriting performance, in 2008, Validus successfully weathered its exposures from Hurricanes Ike and Gustav with a combined ratio of 92.2% and net income of $63.9 million. This performance was generated despite the fact that Validus reserved for those events more conservatively than its industry peers, as discussed in paragraph 4 above. Validus’ disclosures offer the highest level of transparency with regard to its probable maximum losses, zonal aggregates and realistic disaster scenarios and we would challenge Max to provide the same level of transparency to its shareholders before presumptuously speculating on the impacts of various potential events.

9.	“Max has a proven, long term history of successful acquisitions without incurring good will.” Validus has a proven track record of acquiring a high quality premier business with a leading position in its market. Max’s pointing to its acquisition of Imagine Group (UK) Limited as an example of a successful acquisition is ironic, especially relative to our successful acquisition of Talbot. In that transaction, Validus acquired a strong balance sheet with excess reserves at a multiple of 3.1x earnings demonstrating Validus’ commitment to creating value for our shareholders. When we acquired Talbot, Validus booked $154 million of goodwill and intangible assets; however, from acquisition closing until December 31, 2008, we benefited from $105 million in reserve releases from the Talbot business, emanating from periods prior to the acquisition. Max’s acquisition history, on the other hand, is that of acquiring subscale small businesses that significantly lag the leaders in their respective markets.

10.	“Max has a diversified shareholder base.” Max’s attempt to characterize our shareholder base as a liability is baseless. What is relevant is the relative liquidity of Max and Validus shares. As previously mentioned in our letter dated March 31, 2009, Validus’ daily average trading volume was $11.3 million vs. $6.7 million for Max for the three months prior to announcement of the Max/IPC transaction. Additionally, since our shareholder base is publicly disclosed, if the market viewed it as an “overhang,” such information would already be embedded in the market price of our common shares. The combination of our trading volume and the premium pricing of our shares compared to either Max or IPC should put to rest any concerns IPC shareholders may have regarding liquidity of the combined company.

11.	“IPC and Max have compatible cultures.” Max has mentioned that it has a compatible culture with IPC. If that is in fact the case, we find the paucity of IPC management that will continue in senior roles at Max/IPC curious and an indication that such cultural fit may be only skin deep. We have successfully integrated large acquisitions in the past, and believe that experience is most relevant in this regard.

12.	“Max’s higher asset leverage provides greater investment income over time.” Max’s asset leverage has been a significant liability given its risky investment strategy. This leverage would similarly expose a combined Max/IPC to significant volatility. Max’s alternative investments and non-agency asset/mortgage backed securities alone comprise 99% of its tangible equity, indicating a massive amount of embedded risk. Max’s $233 million loss in 2008 on their alternative investment portfolio is entirely indicative of that risk. Its so-called “outperformance in 6 of the last 8 quarters” ignores the abject underperformance it experienced in other periods. In 2007, when the global credit crisis began, Max’s current management had the opportunity to liquidate its alternative assets. Max chose to continue holding those risky investments, which have led to massive losses. Combined, we believe these factors highlight Max’s poor history as stewards of shareholder capital.
* * *
In closing, I would like to reiterate that we have submitted to you a proposal which we are confident the IPC Board will agree is a “Superior Proposal” as defined in your Amalgamation Agreement. We have submitted this proposal because we deeply and honestly believe that the combination of IPC and Validus will result in a far better value proposition for the IPC shareholders than the combination of IPC and Max. Validus is absolutely committed to our Superior Proposal and we simply do not understand how Max can characterize our actions as “opportunistic.” If Max truly believes its combination with IPC is superior, we call upon Max to free the IPC Board from the shackles that your Amalgamation Agreement has placed on the ability of the members of the IPC Board to exercise their fiduciary duties under Bermuda law, so as to create a level playing field on which the shareholders of IPC will be able to decide which of the two proposals is indeed superior.
Sincerely,

/s/ Edward J. Noonan Edward J. Noonan
Chairman and Chief Executive Officer
Details of Validus Holdings, Ltd. Offer
On March 31, 2009, Validus delivered a binding offer to the Board of Directors of IPC for the amalgamation of Validus and IPC in an exchange of shares whereby each IPC common share would be exchanged for 1.2037 Validus common shares. The offer values IPC shares at $29.98 per share based on Validus’ closing stock price on March 30, 2009, the day prior to the Validus offer, representing an 18.0% premium to IPC’s closing price on March 30, 2009 and a total value of $1.68 billion for IPC’s common equity.
About Validus Holdings, Ltd.

Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.
Contacts:
Investors:
Validus Holdings, Ltd.
Jon Levenson, Senior Vice President
+1-441-278-9000
or
Media:
Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
+1-212-687-8080
Cautionary Note Regarding Forward-Looking Statements
This news release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) uncertainty as to whether IPC will enter into and consummate the proposed amalgamation on the terms set forth in our offer letter; 2) unpredictability and severity of catastrophic events; 3) rating agency actions; 4) adequacy of our risk management and loss limitation methods; 5) cyclicality of demand and pricing in the insurance and reinsurance markets; 6) our limited operating history; 7) our ability to successfully implement our business strategy during “soft” as well as “hard” markets; 8) adequacy of our loss reserves; 9) continued availability of capital and financing; 10) retention of key personnel; 11) competition; 12) potential loss of business from one or more major insurance or reinsurance brokers; 13) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 14) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 15) the integration of Talbot or other businesses we may acquire or new business ventures we may start; 16) the effect on our investment portfolio of changing financial market conditions including inflation, interest rates, liquidity and other factors; 17) acts of terrorism or outbreak of war; and 18) availability of reinsurance and retrocessional coverage, as well as management’s response to any of the aforementioned factors.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. Any forward-looking statements made in this news release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Additional Information about the Proposed Transaction and Where to Find It:
This material relates to a proposed business combination transaction between Validus and IPC which may become the subject of a registration statement and proxy statement filed by Validus with the SEC. This material is not a substitute for the registration statement and proxy statement that Validus would file with the SEC or any other documents which Validus may send to its or IPC’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, if filed, would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Validus through the investor contacts listed above.
Participants in the Solicitation:
Validus and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the proposed transaction. Information about Validus’ directors and executive officers is available in Validus’ proxy statement, dated March 25, 2009 for its 2009 annual general meeting of shareholders.
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